Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-129465 of Intelsat Subsidiary Holding Company, Ltd. of our report dated February 17, 2005 (February 9, 2006 as to Note 17) related to the consolidated financial statements of PanAmSat Holding Corporation and subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading ‘‘Experts’’ in such Prospectus.

/S/    DELOITTE & TOUCHE LLP

Stamford, Connecticut

February 9, 2006